FOR IMMEDIATE RELEASE
April 22, 2003

Bo Hedfors and Michael Lavin elected to Tellabs' board of directors,stockholder proposal for annual election of directors passed

Naperville, Ill. – At Tellabs' annual meeting today, stockholders elected two new directors-Bo Hedfors, founder of Hedfone Consulting, Inc. and former Ericsson and Motorola executive, and Michael Lavin, retired Midwest-area managing partner at KPMG LLP-enlarging the board from six to eight directors. Stockholders also re-elected current director Jan H. Suwinski, professor of Business and Operations, Cornell University, Johnson Graduate School of Management. All were elected to three-year terms.

"Bo and Mike add to Tellabs' board an even greater depth of knowledge about international and wireless markets, as well as finance," said Michael J. Birck, Tellabs chairman and CEO. "I'm confident that our board and our management team have the right expertise and strategy to chart Tellabs' path to profitable growth."

Bo Hedfors, 59, has 35 years of global telecommunications experience in both the wireline and wireless sectors of the industry. He founded his own telecom/Internet consulting practice, Hedfone Consulting, Inc., in 2002. Previously, Hedfors held executive positions at Motorola and Ericsson. Michael Lavin, 57, worked at accounting firm KPMG LLP for 35 years, including 25 years as a partner of the firm. Lavin served as KPMG's Midwest-area managing partner from 1998 to 2003 and also served on the firm's board of directors and management committee.

Tellabs stockholders passed a stockholder proposal to recommend annual elections of all directors. Tellabs currently has three classes of directors, with approximately one-third of all directors elected annually to three-year terms. Under the proposed change, all directors would stand for election each year. To effect the change, the board of directors must approve amending the company's certificate of incorporation to allow for annual election of directors, and three-fourths of shareholders must approve.

Tellabs (NASDAQ: TLAB) provides innovative bandwidth management solutions to help carriers around the world move communications traffic most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in the United States and many other countries flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries.

CONTACTS:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

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